October 02, 2009 03:30 PM Eastern Daylight Time

SpongeTech® Delivery Systems, Inc. Receives Delisting Notification from FINRA and Requests Appeal Hearing

NEW YORK--(BUSINESS WIRE)--SpongeTech® Delivery Systems, Inc. (the “Company”) “The Smarter Sponge™”, (OTCBB: SPNGE), today announced that on September 25, 2009, the Company received a letter from the Financial Industry Regulatory Authority (FINRA) stating that, pursuant to NASD Rule 6530, the Company is required to file with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended May 31, 2009 (the “Annual Report”) by no later than October 16, 2009. If the Company does not comply with this requirement, the Company’s shares of common stock would not be eligible for continued quotation on the OTC Bulletin Board. The Company is requesting an appeal hearing with FINRA regarding the determination of the Company’s security listing eligibility.

The Company previously announced that the delay of its filing Form 10-K for FY ’09 was due to the Company’s former auditor’s difficulties with the PCAOB (Public Company Accounting Oversight Board). As a result, the Company’s financial statement for the 2008 fiscal year is being re-audited and the financial statement for the 2009 fiscal year is being audited by the Company’s new auditing firm, Robison, Hill & Co. The Company and its auditors are using their best efforts to complete the audit and file the Annual Report by no later than October 16, 2009.

After the submission of the 10-K/A for fiscal 2008 and the 10-K for fiscal 2009 year, Deliotte & Touche LLP will assume responsibility for the audit of the Company’s financials beginning with the fiscal 2010 year that began June 1, 2009.

About SpongeTech® Delivery Systems, Inc.

SpongeTech® Delivery Systems is a company which designs, produces, and markets unique lines of reusable cleaning products for Car Care, Child Care, Home Care and Pet Care usages. These sponge-like products utilize SpongeTech®'s proprietary, patent (and patent-pending) technologies and other technologies involving hydrophilic (liquid absorbing) foam, polyurethane matrices or other ingredients. The Company's sponge-like products are pre-loaded with specially formulated ingredients such as soap, conditioner and/or wax that are released when the sponge is soaked and applied to a surface with minimal pressure. SpongeTech® is currently exploring additional applications for its technology in the health, beauty, and medical markets. SpongeTech® Delivery Systems, Inc. intends to globally brand its products as The Smarter Sponge™ .

Safe Harbor Statement

Under The Private Securities Litigation Reform Act of 1995: The statements in this press release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2008 and the Company's Quarterly Report on Form 10-Q for the third fiscal quarter ended February 28, 2009. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Contacts

SpongeTech® Delivery Systems, Inc.
Investor Relations:
Bill Young, 877-218-8393
wayoung55@aol.com or info@spongetech.com
or
Investor Relations:
Corporate Evolutions, Inc.
Susan U, 877-482-0155
susanu@corporateevolutions.com